Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement No. 333-260166 on Form S-1 of Desert Peak Minerals Inc. of our report dated March 15, 2021 relating to the financial statements of Rock Ridge Royalty Company, LLC. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

October 28, 2021